Exhibit 99.1

News Release

Acuity Brands, Inc.
1170 Peachtree Street, NE
Suite 2400
Atlanta, GA 30309
Tel: 404 853 1400
Fax: 404 853 1420
AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

ACUITY BRANDS ANNOUNCES NEW BOARD MEMBER

AND DECLARES QUARTERLY DIVIDEND

ATLANTA, March 27, 2008 – Acuity Brands, Inc. (NYSE: AYI) announced today the election of George C. (Jack) Guynn to the Company’s Board of Directors, effective immediately, in the class whose term expires at the annual meeting for fiscal year 2009. Mr. Guynn was the President and CEO of the Federal Reserve Bank of Atlanta from 1996 through 2006. He worked his entire career at the Federal Reserve serving in many leadership roles. This addition to the Acuity Brands Board brings the total number of Directors to eight.

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, said, “Jack brings a wealth of experience as well as tremendous insight into the economic factors that influence the various markets that we serve. We are pleased that he has agreed to serve as a Director of Acuity Brands and look forward to Jack’s participation and contribution.”

The Board of Directors of Acuity Brands today declared a quarterly dividend of 13 cents per share (an annualized rate of 52 cents per share). The dividend is payable on May 1, 2008 to shareholders of record on April 17, 2008.

Acuity Brands, Inc. owns and operates Acuity Brands Lighting. With fiscal year 2007 net sales of approximately $2.0 billion, Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and related services and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting®, Hydrel®, American

Electric Lighting®, Gotham®, Carandini®, SpecLight®, MetalOptics®, Antique Street Lamps™, and Synergy Lighting Controls®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 7,000 associates and has operations throughout North America and in Europe and Asia.